March 25, 1997


TO OUR SHAREHOLDERS:

I would like to invite you to attend the 1997 Annual Meeting of Shareholders of CORUS BANKSHARES, INC., to be held on Wednesday, May 21, 1997 at 10:00 a.m. at the CORUS BANK, N.A., 4800 N. Western Avenue, Chicago, Illinois.

The primary purpose of the Annual Meeting will be to elect seven directors and ratify the appointment of Arthur Andersen LLP as independent auditors of CORUS for 1997. We will also be sharing with you information about our performance during 1996. Additionally, the Annual Meeting will give you an opportunity to meet our Directors and our Senior Officers.

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. If you do attend the Annual Meeting and wish to vote in person, you may do so, even though you have previously sent in a proxy.

I look forward to seeing you at the Meeting.

Very truly yours,



[Signature]
Robert J. Glickman
President and Chief Executive Officer

                             CORUS BANKSHARES, INC.
                           3959 North Lincoln Avenue
                            Chicago, Illinois 60613

                                PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of CORUS BANKSHARES, INC. ("CORUS") for use at the Annual Meeting of Shareholders, to be held on May 21, 1997, at 10:00 a.m., in the office of CORUS BANK, N.A., 4800 N. Western Avenue, Chicago, Illinois, or at any adjournment of such meeting. Each proxy received from shareholders will be voted at the meeting and, if specified, as directed, by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting for the election of the nominees for the office of Director, as set forth below, ratification of Arthur Andersen LLP as independent auditors and, in accordance with the best judgment of the holders thereof, any other business which may properly come before the meeting and be submitted to a vote of the shareholders. Shares represented by proxies which are marked "withholding authority" with respect to the election of one or more nominees for election as directors, proxies which are marked "abstain" on other proposals, and proxies which are marked deny discretionary authority on other matters WILL NOT be counted in determining whether a majority vote was obtained in such matters. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares WILL NOT be included in the vote totals.
A proxy may be revoked at any time prior to its exercise by means of a written revocation or a properly executed proxy bearing a later date. Shareholders having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of CORUS prior to or at the time of a vote taken at the meeting. The cost of soliciting proxies in the accompanying form has been or will be borne by CORUS.

            OUTSTANDING VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

CORUS has 14,820,242 shares of $0.05 par value Common Stock outstanding. Each share is entitled to one vote. Shareholders of record as of the close of business on February 28, 1997 are entitled to vote at the meeting. So far as is known to CORUS, as of February 28, 1997, the following shareholders owned beneficially or of record more than five percent (5%) of the Common Stock of
CORUS:



                                                     AMOUNT AND NATURE OF
SHAREHOLDER                         ADDRESS          BENEFICIAL OWNERSHIP       PERCENT
------------                ----------------------   --------------------       -------
R. J. Glickman              River Forest, Illinois    3,732,376  (1)             25.2%
J.C. and B.R. Glickman      LaJolla, California       2,175,947  (2)             14.7%
E.W. Glickman               Edina, Minnesota            953,166  (3)              6.4%

(1) Includes 210,000 shares subject to employee stock options exercisable currently. Also includes: 783,054 shares held as sole trustee of two trusts for the benefit of his brother and sister, E.W.Glickman and E.G. Galinson, respectively; 387,230 shares held as sole trustee of various trusts for the benefit of his children; and 59,126 shares owned by the Robert and Caryn Glickman Foundation of which Robert J. Glickman is a director and an officer.

(2) Includes 2,175,797 shares held as co-trustee of the Glickman Family Trust, dated April 21, 1983. Of the aforesaid shares, 1,031,721 shares are attributable to B.R. Glickman, his wife, and 1,144,076 shares to J.C. Glickman. B.R. Glickman and J.C. Glickman, under the terms of the Glickman Family Trust, share the voting and investment control over the above described 2,175,797 shares.
(3) Includes 67,630 shares held as trustee for the benefit of various relatives of Joseph C. Glickman under Glickman Family Trusts dated September 21, 1987 and March 9, 1992, and 6,000 shares held as trustee for the benefit of his children.


                 ELECTION OF DIRECTORS AND OWNERSHIP OF SHARES

The Bylaws of CORUS provide that the "Board shall consist of not less than five nor more than thirteen in number as may be determined at each Annual Meeting of the Shareholders of the Company". The Bylaws also state that at the Annual Meeting of Shareholders the concurrence of a majority of all the issued and outstanding stock entitled to vote thereat shall be required for taking any action by the shareholders including the election of directors. At the meeting, it will be proposed to elect seven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify. Shareholders of CORUS have no cumulative voting rights with respect to the election of directors.

The following individuals are nominees for election. All of the nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the proxy holders to vote in favor of the remainder of those named and to vote for substitute nominees in their discretion. Information regarding these seven nominees and the number of shares of Common Stock beneficially owned by them as of February 28, 1997, is set forth below:


----------------------------------------------------------------------------------------------------------------
                                  DIRECTOR NOMINEES
----------------------------------------------------------------------------------------------------------------
   NAME, AGE AND PERIOD OF                                      PRINCIPAL OCCUPATION AND
    SERVICE AS A DIRECTOR                                  DIRECTORSHIPS FOR PAST FIVE YEARS
----------------------------------------------------------------------------------------------------------------
JOSEPH C. GLICKMAN (81)                          Chairman of the Board of Directors of CORUS.
Director since 1958
----------------------------------------------------------------------------------------------------------------
ROBERT J. GLICKMAN (50)                          President, Chief Executive Officer and Director of CORUS.
Director since 1972                              Director CORUS BANK, N.A.  Son of J.C. Glickman.
----------------------------------------------------------------------------------------------------------------
KARL H. HORN (73)                                Consultant, Zenith Electronics Corporation.
Director since 1980
----------------------------------------------------------------------------------------------------------------
MICHAEL LEVITT (52)                              President, Consolidated Currency Exchanges, Inc.
Director since 1990
----------------------------------------------------------------------------------------------------------------
RODNEY D. LUBEZNIK (49)                          President and Director, Restaurant Management Corp.
Director since 1994
----------------------------------------------------------------------------------------------------------------
MICHAEL TANG (42)                                Chief Executive Officer, Midwest Metallics, L.P. Previously,
Director since 1995                              Chief Executive Officer, National Material L.P.
----------------------------------------------------------------------------------------------------------------
WILLIAM H. WENDT, III (54)                       President and Director, Midwest Metal Products.
Director since 1980
----------------------------------------------------------------------------------------------------------------

                       SECURITY OWNERSHIP OF MANAGEMENT
--------------------------------------------------------------------------------

                                                                       AMOUNT AND NATURE OF
                                                                       BENEFICIAL OWNERSHIP
                                                                         OF COMMON SHARES
DIRECTOR NOMINEES                    ADDRESS                           AT FEBRUARY 28, 1997                        PERCENT
-----------------                    -------                        ---------------------------                    -------
Robert J. Glickman                River Forest, Illinois                       3,732,376  (5)                       25.2%
Joseph C. Glickman                La Jolla, California                         2,175,947                            14.7%
Karl H. Horn                      Jackson, Tennessee                               1,200                             *
Michael Levitt                    Chicago, Illinois                                8,000                             0.1%
Rodney D. Lubeznik                Michigan City, Indiana                           1,200                             *
Michael Tang                      Elk Grove Village, Illinois                      1,000                             *
William H. Wendt, III             Long Beach, Indiana                             10,000                             0.1%

OTHER NAMED EXECUTIVE OFFICERS
------------------------------
David H. Johnson, III             Hinsdale, Illinois                              12,700  (6)                        0.1%
Michael G. Stein                  Skokie, Illinois                                 1,900  (7)                        *
Terence W. Keenan                 Northbrook, Illinois                            22,000  (8)                        0.1%


Directors and all Executive Officers as a Group (17 in total)                  5,985,513                            40.4%

* Represents less than 0.1% of total common shares outstanding
(5)  Includes 210,000 vested stock options
(6)  Includes 6,000 vested stock options
(7)  Includes 1,600 vested stock options
(8)  Includes 20,000 vested stock options

All four Board of Directors meetings were attended by all of the directors in 1996, with the exception of Directors Levitt and Tang who both were absent once. The entire Board of Directors are members of the Compensation Committee. Directors J.C. Glickman, Horn and Levitt serve on the Stock Option Committee which met once in 1996. Directors J.C. Glickman, R.J. Glickman and Levitt serve on the Nominating Committee which did not meet in 1996. The functions of the Nominating Committee are to identify and recommend to the Board of Directors candidates for director nomination.

The Audit Committee includes Directors Horn, Levitt and Lubeznik. In addition to reviewing internal control reports and regulatory examination reports, the Audit Committee recommends the independent auditors for appointment by the Board of Directors and reviews the results of the audit engagement. There were four Audit Committee meetings held in 1996 with all committee members present with the exception of Director Levitt who was absent once.

                             EXECUTIVE COMPENSATION

The following table sets forth all cash compensation for services in all capacities to CORUS and its subsidiaries during the last three fiscal years by CORUS' Chairman of the Board and Chief Executive Officer and includes the five highest-paid executive officers, who were serving as executive officers at December 31, 1996, as measured by 1996 compensation levels.

                           SUMMARY COMPENSATION TABLE


                                                               LONG TERM COMPENSATION
                                                           ------------------------------
                         ANNUAL COMPENSATION               AWARDS                 PAYOUTS
-----------------------------------------------------------------------------------------------------------
       (A)         (B)       (C)        (D)           (E)         (F)         (G)        (H)        (I)
                                                     OTHER      RESTRIC-   SECURITIES               ALL
      NAME                                           ANNUAL        TED       UNDER-                OTHER
       AND                                          COMPEN-       STOCK      LYING      LTIP      COMPEN-
    PRINCIPAL               SALARY     BONUS       SATION (9)    AWARDS     OPTIONS/   PAYOUTS   SATION(10)
    POSITION       YEAR      ($)        ($)            ($)         ($)      SARS (#)     ($)        ($)
-----------------------------------------------------------------------------------------------------------
J.C. Glickman      1996    150,000    250,000           0           0          0          0          0
Chairman of the    1995    100,000    250,000           0           0          0          0          0
Board              1994    100,000          0           0           0          0          0          0

R.J. Glickman      1996    450,000    500,000           0           0          0          0          0
President and      1995    390,000    500,000       6,210           0     50,000          0          0
CEO                1994    360,000    450,000       2,230           0          0          0          0

D.H. Johnson, III  1996    200,000    130,000           0           0      6,000          0        750
Executive Vice     1995    162,500    100,000           0           0      6,000          0        750
President          1994    135,000     40,000           0           0      2,000          0        750

M.G. Stein         1996    120,000    431,551           0           0          0          0        750
Executive Vice     1995    100,000    658,147           0           0          0          0        750
President,
CORUS BANK, N.A.   1994     80,000     50,000           0           0      4,000          0        750

T.W. Keenan        1996    175,000    127,056           0           0          0          0        750
Senior Vice        1995    175,000     50,000         456           0          0          0        750
President,
CORUS BANK, N.A.   1994    175,000     10,000       1,570           0          0          0        750

(9)   Represents compensation associated with use of company car.
(10) Represents 401(k) matching contributions.


STOCK OPTION PLAN

The CORUS BANKSHARES, INC. 1990 Stock Option Plan ("the Plan") was approved by CORUS' shareholders in 1991. The purpose of the Plan is to promote the long-term interests of CORUS by providing an incentive for certain key officers to maintain and enhance the performance and profitability of CORUS and to give key officers a proprietary interest in the success of CORUS. The Plan is administered by the Stock Option Committee of the Board of Directors of CORUS. The Stock Option Committee has, subject to the express limitations of the Plan, the full power to (1) select which key employees will receive Awards, (2) fix the number of shares in each Award, (3) establish the time and conditions of vesting any Award, (4) establish the specific type of Award granted: Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights ("SARs") or Restricted Stock, and (5) to interpret and implement the Plan and make all determinations necessary and advisable in administering the Plan. All awards (whether Stock Options or SARs) shall specify an option price, which is payable upon the exercise of the Award. The option price shall not be less than 100% of the fair market value of the underlying common stock on the date of grant.

As of December 31, 1996, options to purchase 359,250 shares of Common Stock were outstanding and a total of 90,350 shares of Common Stock were available for grant under the Plan. All outstanding options are in the form of Non-Qualified Stock Options and range in exercise price from $10.50 to $30.00. In general, the stock options granted are exercisable on a schedule which vests one hundred percent (100%) of the total shares granted over five years beginning with 20% of the shares vesting one year from the date of grant and in equal proportions annually thereafter. Certain grants, however, have allowed for immediate vesting of partial shares as well as extended vesting schedules. The fair market value of the common stock was equal to or less than the exercise price on the date of grant.

If a participant's employment is terminated by reason of death, disability or retirement, any outstanding stock options or SARs then exercisable may be exercised at any time prior to expiration date of the stock options or SARs or within one year after the such date of termination of employment, whichever is shorter. If employment is terminated for any other reason, the stock option or SAR will be exercisable for one month or for the remaining term of the stock option or SAR, whichever is shorter. Employees terminated for "cause" will forfeit immediately all rights to exercise stock options or SARs. Cause shall mean: gross misconduct, conviction of a felony, or suspension due to the direction of any bank regulatory agency. Stock options and SARs are not transferable except by will or the laws of descent and distribution.

Under the current Federal income tax laws, Awards under the Plan will have the following tax consequences: The grant of a Non-Qualified Stock Option creates no taxable income to a participant and no tax-deduction to CORUS. The participant will recognize income to the extent that the fair market value of the Common Stock at exercise exceeds the option price and will be obligated to satisfy withholding taxes. When the Common Stock eventually is sold by the participant, capital gain treatment will be applicable. To the extent the participant recognizes ordinary income at the time of exercise, CORUS will be entitled to a corresponding tax deduction. The grant of SARs creates no taxable income. Any amounts ultimately paid on exercise of SARs will be ordinary income to the participant and CORUS will receive a corresponding tax deduction. The use of Common Stock as a payout medium does not change the tax treatment.

In the event of a change of control of CORUS, all Awards under the Plan will become fully exercisable or nonforfeitable, as appropriate. A change in control is deemed to occur when any person or group of affiliated persons become the beneficial owner of fifty percent (50%) or more of the outstanding voting stock of CORUS or upon approval by CORUS' shareholders of certain merger or sale transactions.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides stock options granted in 1996 to the named executive officers.


                             OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------
                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                      ANNUAL RATES OF STOCK
                                                                      PRICE APPRECIATION FOR
                         INDIVIDUAL GRANTS                                 OPTION TERM
--------------------------------------------------------------------------------------------
       (A)             (B)          (C)          (D)         (E)         (F)         (G)
                    NUMBER OF    % OF TOTAL
                    SECURITIES    OPTIONS/
                    UNDERLYING      SARS
                   OPTIONS/SARS  GRANTED TO  EXERCISE OR
                     GRANTED     EMPLOYEES   BASE PRICE   EXPIRATION
      NAME             (#)        IN 1996      ($/SH)        DATE       5% ($)     10% ($)
--------------------------------------------------------------------------------------------
J.C. Glickman           0           N/A          N/A          N/A         N/A         N/A
R.J. Glickman           0           N/A          N/A          N/A         N/A         N/A
D.H. Johnson, III   6,000          20.7        30.00    7/31/2006      66,960     131,634
M.G. Stein              0           N/A          N/A          N/A         N/A         N/A
T.W. Keenan             0           N/A          N/A          N/A         N/A         N/A

The options in the table above were granted July 23, 1996 and become exercisable as to 20% of the options one year from the date of grant and annually thereafter over a five year period.

AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

The following table summarizes stock options that were exercised by each of the named executives during 1996 and the number and value of stock options that were unexercised at December 31, 1996.


       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
-------------------------------------------------------------------------------------------------------
       (A)                 (B)                 (C)                   (D)                   (E)
                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING  VALUE OF UNEXERCISED
                                                                 UNEXERCISED           IN-THE MONEY
                                                               OPTIONS/SARS AT       OPTIONS/SARS AT
                                                            DECEMBER 31, 1996 (#)  DECEMBER 31, 1996 ($)
                          SHARES
                       ACQUIRED ON            VALUE             EXERCISABLE/           EXERCISABLE/
       NAME            EXERCISE (#)        REALIZED ($)         UNEXERCISABLE         UNEXERCISABLE
-------------------------------------------------------------------------------------------------------
J.C. Glickman               0                   0                      0/0                    0/0
R.J. Glickman               0                   0           210,000/40,000      3,754,000/520,000
D.H. Johnson, III           0                   0             6,000/12,000          86,880/92,220
M.G. Stein                  0                   0              1,600/2,400          21,760/32,640
T.W. Keenan                 0                   0                 20,000/0              377,500/0

The numbers and amounts in the above table represent non-qualified stock options. There have been no SARs or incentive stock options granted since the inception of the Plan to date.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

CORUS made no long-term incentive plan awards in 1996 and has no such awards outstanding.

BENEFIT PLANS

Upon attainment of normal retirement date, the participant is entitled to receive a monthly benefit for life equal to 22.5% of final monthly average compensation up to covered compensation, plus 37.5% of such participants final monthly compensation in excess of covered compensation, decreased proportionately for less than 30 years of credited service. The maximum level of annual compensation for computing retirement benefits in 1996 and 1995 was $150,000. An employee is vested in the plan after five years of service.

The following table has built in reasonable increases in compensation on the existing salary ranges up to a maximum final average compensation level of $200,000, indexed for the respective years and sets forth the estimated annual benefits payable upon retirement at age 65 for the specified compensation and years of service. The pension benefits are on the basis of a straight life annuity and are not reduced for social security or other benefits received by participants. Annual pension benefits remain fixed after 30 years of service.



  FINAL AVERAGE                 YEARS OF SERVICE
                   -------------------------------------------
COMPENSATION (11)    10       20       25       30       35
--------------------------------------------------------------
    $125,000       $12,955  $25,910  $32,388  $38,865  $38,865
     150,000        16,080   32,160   40,200   48,240   48,240
     175,000        16,080   32,160   40,200   48,240   48,240
     200,000        16,080   32,160   40,200   48,240   48,240

(11) The average annual compensation includes the participant's salary and bonus. R.J. Glickman, D.H. Johnson, III, M.G. Stein and T.W. Keenan all had salary and bonus in excess of $150,000, and as such, are covered only up to the maximum average compensation of $150,000. J.C. Glickman is not covered under CORUS' retirement plan.

The years of credited service as of December 31, 1996 for the individuals in the cash compensation table are as follows: R.J. Glickman, 27.0 years; D.H. Johnson, III, 5.0 years; M.G. Stein, 5.5 years; and, T.W. Keenan, 6.0 years.

The CORUS BANKSHARES Employees' Savings Plan & Trust ("the 401(k) Plan") is a defined contribution plan which is offered to employees who have completed one year of service and who are at least 21 years in age. Under the plan an employee may contribute up to 15% of compensation, not to exceed $9,500 in 1996, into a retirement investment program. Employees are vested in the matching contributions and the interest thereon after five years of credited service in the Plan. In 1996, CORUS matched 20% of pretax contributions to a maximum contribution of $750 per person. Matching contributions for D.H. Johnson, III, M.G. Stein and T.W. Keenan were $750 per person in 1996. J.C Glickman and R.J. Glickman did not participate in CORUS' 401(k) Plan in 1996.

R.J. Glickman, D.H. Johnson, III, M.G. Stein and T.W. Keenan are covered under the medical and dental insurance plans offered by CORUS to all of its full-time employees.

COMPENSATION OF DIRECTORS

No fees were paid to J.C. Glickman and R.J. Glickman for directors or committee meetings in 1996. Directors Horn, Levitt, Lubeznik, Tang and Wendt were paid $2,500 per Board of Directors meeting attended in the first two quarters of 1996 and $3,000 per Board of Directors meeting attended in the third and fourth quarters of 1996. Directors Horn, Levitt and Lubeznik were paid $1,000 per audit committee meeting attended in 1996. Directors Horn and Levitt were paid $500 in conjunction with the stock option committee meeting attended in 1996.

CHANGE-OF-CONTROL AGREEMENTS

CORUS currently has Change-In-Control Employment Agreements ("Agreements") with Messrs. D.H. Johnson III, M.G. Stein and T.W. Keenan and seven other executive officers ("Covered Executives") not named in the Summary Compensation Table. The purpose of the Agreements is to provide severance compensation to each covered executive officer in the event of the voluntary or involuntary termination after a change in control of CORUS. "Change-in-control" generally occurs on the date when an individual, corporation or partnership (with certain exceptions) becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the stock of CORUS representing 50% or more of the total voting power of CORUS' then outstanding stock.

Compensation provided to the Covered Executives would be in the form of a lump sum payment equal to (1) 115%-267% of the Covered Executive's annual base salary if that person resigns for good reason or if that person is terminated by CORUS (other than for cause), or (2) 58%-133% of the Covered Executive's annual base salary if the executive initiates termination during the 30-day period following the first anniversary of the change in control. "Good reason" means (i) a material diminution of the executive's responsibilities or the assignment of inappropriate duties; (ii) any failure by CORUS to comply with the provisions of the agreement relating to compensation and benefit, or (iii) CORUS' relocation of the executive's principal job location to a location, other than CORUS' headquarters on the date of the Change-in-Control, more than 35 miles from his principal job location on the date of the Change-in-Control. However, no severance compensation is due the Covered Executive if employment is terminated for cause. Additionally, no severance compensation would be due after the death of a Covered Executive. In the event the Covered Executive obtains other employment prior to the first anniversary of the date of his termination of employment with CORUS, he shall repay CORUS an amount equal to 50% of any compensation received from such employment received during the twelve month period following termination from CORUS but not more than the lump sum payment, if any, received by the Covered Executive. Additionally, severance payments will be reduced and/or eliminated if the payments are prohibited by any banking regulations.

The term of the Agreements vary by Covered Executive, however, all go through December 31, 1997; provided, however, that on such date and on each December 31st thereafter, the term of the agreements shall automatically be extended for one additional year unless either party shall have given ninety days notice prior to the expiration of the term that such party does not wish to extend the term. Further, if a change of control shall have occurred during the original or any extended term of the Agreement, the term of the Agreement shall continue for a period of thirty-six calendar months beyond the calendar month in which such change of control occurs. In no event will the term of the Agreement extend beyond the Covered Executive's attainment of age 65.


REPORT ON REPRICING OF OPTIONS/SARS

At no time during the fiscal year ended December 31, 1996 did CORUS adjust or amend the exercise price of existing stock options or SARs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

CORUS' entire Board of Directors participates in determining executive officer compensation and, therefore, has no compensation committee. J.C. Glickman and R.J. Glickman abstain from votes of the CORUS' Board of Directors regarding their own compensation as officers of CORUS. CORUS' Board of Directors had no compensation committee interlocks with any other entity.

BOARD REPORT ON EXECUTIVE COMPENSATION

OVERALL COMPENSATION PHILOSOPHY

CORUS' executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other bank holding companies, will retain and attract executives who can achieve the short and long term goals of CORUS. The policy is to provide for competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon achievement of annual corporate performance, and awarding of stock-based incentive opportunities.
The combined result is a strengthening of the mutuality of interest in CORUS' long-term performance between its executive officers and CORUS' shareholders.

TIMING OF THE BOARD OF DIRECTOR COMPENSATION REVIEW

The Board of Directors (the "Board") awarded 1996 bonuses at its November 13, 1996 meeting and set 1996 base salaries at its November 15, 1995 meeting. This report is based upon the decisions made at those meetings. To the extent that specific performance factors were discussed, the Board considered CORUS' actual performance for the nine months ended September 30, 1996 and projections for the entire fiscal year.

CORUS' entire Board participates in determining executive officer compensation. CORUS does not have a separate compensation committee.

PEER GROUP COMPARISONS

At various stages of this report, the members of the Board assess CORUS' performance relative to its peer publicly traded bank holding companies ranging in size of $2-$5 billion in the current year and over time. This peer group is the appropriate group to utilize when assessing comparative performance factors and the peer group is a subset of the NASDAQ BANK STOCKS indices used in the performance graph on page 13.

BASE SALARIES

A base salary has been established for each executive officer. These base salaries are established in relation to the external marketplace and internal factors including but not limited to the following factors: (1) the compensation history of the individual officer, (2) the individual's years of experience with CORUS and in the industry, (3) the performance and contribution of the officer relative to their job responsibility, (4) the achievement of certain financial performance ratios as they relate to the respective executive officers' job responsibilities (see specific factors discussed in relation to the CEO in the "CEO Compensation" section below), and (5) the current financial condition of CORUS. Additionally, the Board also considers various qualitative factors including but not limited to knowledge of the banking industry, the ability to recruit and build a management team, commitment and dedication, and entrepreneurial spirit. As a matter of policy, the Board does not assign weights to the factors above for any of its executive officers due to the belief that the evaluation and awarding of compensation to the executive officer group cannot be simplified to a mathematical computation. As such, the compensation policy used by the Board to set base salaries is considered subjective.

BONUSES

Executives may earn cash bonuses on an annual basis (the "Bonus Program"). The Bonus Program is designed to promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while rewarding outstanding performance or achievement. The Board considers the achievements of each executive officer for that year. The achievements may be quantitative or qualitative. Qualitative factors include but are not limited to commitment, dedication, or a demonstration of the entrepreneurial spirit. The Board is of the opinion that CORUS is still small enough of an organization to know what contribution an executive officer has made in a given year.


STOCK OPTIONS

CORUS may grant stock options pursuant to the 1990 Stock Option Plan, which was approved by the shareholders in 1991. In 1996, D.H. Johnson, III was granted 6,000 stock options. No other named executives were granted options during 1996. All named executive officers presently hold stock options, except for J.C. Glickman who does not participate in CORUS' Stock Option Plan. The Board felt that the present level of options, after consideration of the 1996 grants, was appropriate.

The Board does not assign specific company or individual objectives when evaluating the awarding of stock options for the CEO or its other executive officers; and, as such, the compensation policies used by the Board when determining stock option awards are considered subjective.

CEO COMPENSATION

The factors discussed above in the "Base Salary" section are the basis for determining the base salary level of the CEO, Mr. Robert J. Glickman. Accordingly, Mr. Glickman's salary was increased 15.4% from 1995 to 1996.

The 1996 bonus amount to the CEO was based on his leadership in attaining, among other criteria, the following:

         (1)  For the three months ended September 30, 1996,  CORUS'
              1996 return on average assets and return on average equity were 2.02% and 20.47%, respectively. At the November, 1996 Board meeting, the members considered these actual performance factors along with annual projections which indicated similar ratios for the entire fiscal year. By comparison, our peer group had performance ratios of approximately 1.19% and 13.67%, respectively, for the same period in 1996. These two performance measures traditionally have placed CORUS near the top of its peer group.

        (2) CORUS' efficiency ratio for the first nine months of 1996 was approximately 36%, whereas our peer group experienced an efficiency ratio of approximately 60%. The efficiency ratio is a banking industry measure which is calculated by dividing noninterest expenses by the sum of noninterest income (net of security gains) and fully tax-equivalent net interest income. A ratio of less than 60% is generally considered very good in the banking industry. As such, CORUS' result in 1996 continues to be considered outstanding by the Board.

         (3) CORUS' fully tax-equivalent net interest margin increased from 5.41% for the year ended December 31, 1995 to 5.51% for the nine months ended September 30, 1996. The increase in 1996 net interest income was primarily due to a $223.5 million, or 12.1%, increase in average earning assets. Successful management and prudent asset/liability management have enabled management to outperform its peers over the last several years. This favorable net interest margin significantly contributed to the superior performance measures such as the returns on average assets and average equity discussed in (1) above.

         (4) During the first nine months of 1996, CORUS' average growth in loans was approximately $281.9 million or 21.4%. This growth in loans can be attributed to management's continuing efforts to originate competitive products in the student loan, home equity and commercial real estate loan areas.

         (5) Over the past five years, the total return of CORUS' stock has not performed as well as the NASDAQ STOCK MARKET index and the NASDAQ BANK STOCK index as reflected in the performance graph on page 13. However, the related appreciation of CORUS' stock price over the past five year period equates to a gain to its shareholders of approximately $211,000,000, and the Board believes that CORUS is well positioned for future growth and stock price appreciation.

         (6)  The members of the Board have determined that R.J.
              Glickman is a person with extreme dedication to the success of CORUS and has exhibited such dedication through his entrepreneurial spirit, hard work ethic, knowledge of the banking industry and his ability to recruit a management team with the same characteristics.

CONCLUSION

The Board believes the executive officers' individual compensation programs discussed in this report are designed in a manner which is consistent with CORUS' overall compensation philosophy. As such, the compensation provided to CORUS' CEO, Mr. R. J. Glickman, and to the other executive officers is deemed appropriate.


                                JOSEPH C. GLICKMAN
                                ROBERT J. GLICKMAN
                                KARL H. HORN
                                MICHAEL LEVITT
                                RODNEY D. LUBEZNIK
                                MICHAEL TANG
                                WILLIAM H. WENDT, III


PERFORMANCE GRAPH

The performance graph on the following page compares the yearly percentage change in CORUS' cumulative shareholder return on common stock compared with the cumulative total return on composites of 1) all NASDAQ stocks for United States companies (broad market index) and 2) all NASDAQ bank stocks (peer group index) over the last five years. Cumulative shareholder return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the registrant's share price at the end and beginning of the measurement period by the share price at the beginning of the measurement period. The NASDAQ Stock Market for United States Companies index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The NASDAQ Bank Stocks index comprises all banks traded on the NASDAQ National Market and NASDAQ Small-Cap Market.

        The following graph compares the five year cumulative total return of CORUS' common stock with the Nasdaq Stock Market (U.S.) and the Nasdaq Bank Stocks indices. The return assumes a $100 investment made on December 31, 1991 and the reinvestment of all dividends.


             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
            CORUS BANKSHARES, INC., NASDAQ STOCK MARKET (U.S.), AND
                               NASDAQ BANK STOCKS

                                    [GRAPH]


                            Dollar Value of Investment at December 31
                            -----------------------------------------
                            1991    1992    1993   1994   1995   1996
                            ----    ----    ----   ----   ----   ----
Nasdaq Stock Market (US)    $100    $116    $134   $131   $185   $227
Nasdaq Bank Stocks           100     146     166    165    246    326
CORUS Bankshares, Inc.       100     121     114    101    159    205

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Certain Directors and Executive Officers are, at present, customers of CORUS' subsidiary bank and have transactions with the bank in the ordinary course of business. Such transactions have been and will continue to be on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such transactions did not, and will not, involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16 FILINGS

Section 16 of the Securities Exchange Act requires directors, certain officers and certain other owners to periodically file notices of changes in beneficial ownership of Common Stock with the Securities and Exchange Commission. To the best of CORUS' knowledge, during 1996 all required filings were timely submitted, except for a Form 4 filing by Christopher Glancy, Senior Vice President, CORUS BANK, N.A.

                              INDEPENDENT AUDITORS

On February 12, 1997, the Audit Committee and Board of Directors of CORUS recommended that the shareholders ratify Arthur Andersen LLP at the 1997 Annual Meeting as independent auditors of CORUS for the year ending December 31, 1997. This recommendation caused the dismissal of KPMG Peat Marwick LLP as the independent auditors of CORUS.

One or more representatives of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. Arthur Andersen LLP representatives will be available to respond to appropriate questions that shareholders may have.

Audit fees for the current fiscal year are expected to be approximately $150,000 unless there are additional acquisitions by CORUS. Existing policy requires that all services furnished to CORUS by its independent auditors be furnished at customary rates and terms.

                                FUTURE PROPOSALS

Shareholders' proposals intended to be presented at CORUS' 1998 Annual Meeting, including nominees for director to be considered by the Nominating Committee, must be received in writing by the Secretary of CORUS no later than December 1, 1997, in order to be considered for inclusion in the proxy material for that meeting.

                                 OTHER BUSINESS

CORUS is unaware of any other matter to be acted upon at the meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Lawrence P. Wyrobek
                                              Corporate Secretary

                             CORUS BANKSHARES, INC.
                           3959 North Lincoln Avenue
                            Chicago, Illinois 60613

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking previous proxies for such stock, hereby appoints J.C. Glickman and R.J. Glickman and each of them the proxy of the undersigned with full power of substitution, to vote all stock of CORUS BANKSHARES, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Corporation TO BE HELD IN THE OFFICE OF CORUS BANK, N.A., 4800 N. WESTERN AVENUE, CHICAGO, ILLINOIS 60625, at 10:00 a.m. on May 21, 1997, and at any adjournment thereof:



1. ELECTION OF DIRECTORS
FOR all nominees listed below                              WITHHOLDING AUTHORITY to
(except as marked to the contrary below)                   vote for all nominees listed below
                                        ----------                                           ----------

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

Joseph C. Glickman      Michael Levitt          William H. Wendt, III
Robert J. Glickman      Rodney D. Lubeznik
Karl H. Horn            Michael Tang

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

FOR                     AGAINST                         ABSTAIN
   -----------                 ------------                     ------------

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE MARKED, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF AUDITORS, AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENT THEREOF.


The undersigned, may, at any time prior to the Annual Meeting of Shareholders, revoke this Proxy.

Dated:                    ,1997
      --------------------                  --------------------------
                                            Signature


                                            --------------------------
                                            Signature, if held jointly

(The shareholder's signature should be exactly as it appears on stock certificate. In case stock is held jointly, all parties should sign. If you sign as an attorney, trustee, administrator, executor or guardian, please give full title as such. Corporations should sign by duly authorized officer and affix seal.)